Exhibit 99.1

For Immediate Release

SOLECTRON CALLS FOR REDEMPTION OF SENIOR NOTES

MILPITAS, Calif. – April 20, 2005 – Solectron Corporation (NYSE: SLR) has called for redemption on May 20, 2005 all of its 9.625 percent senior notes due 2009 (the “notes”). There is $500 million aggregate principal amount of the notes outstanding.

The notes will be redeemed at a total redemption price equal to the greater of (1) 104.813 percent of the principal amount of the notes, plus accrued and unpaid interest and (2) a make-whole premium on the notes, plus, to the extent not included in the make-whole premium, accrued and unpaid interest to, but not including, the date of redemption. Under the terms of the indenture governing the notes, the make-whole premium with respect to the notes is the sum of the present values of the remaining scheduled payments of interest, principal and premium thereon as if the notes were redeemed on Feb. 15, 2006, discounted to the date of redemption on a semiannual basis at the treasury rate plus 50 basis points. All notes will be automatically redeemed on May 20, 2005, after which interest will cease to accrue.

The company has reported cash flow from operations in the six months ended Feb. 25, 2005, of approximately $477 million and currently has a total cash balance of approximately $1.96 billion. The company is applying some of its liquidity to the redemption in order to eliminate the interest expense of the notes.

A notice of redemption and a letter of transmittal (which may be used to surrender notes for redemption) are being mailed to all registered holders of the notes. Copies of the notice of redemption and the letter of transmittal may be obtained from the conversion and redemption agent, U.S. Bank, National Association, by calling Paula Oswald at (213) 615-6043.

About Solectron

Solectron provides a full range of worldwide manufacturing and integrated supply chain services to the world’s premier high-tech companies. Solectron’s offerings include new-product design and introduction services, materials management, product manufacturing, and product warrant and end-of-life support. The company is based in Milpitas, Calif., and had sales from continuing operations of $11.64 billion in fiscal 2004.

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Analyst Contact:
Perry G. Hayes, Solectron Corporation, +1 (408) 956 7543 (U.S.), perryhayes@solectron.com

Media Contact:
Dmitry Lipkin, Solectron Corporation, +1 (408) 956 6792 (U.S.), dmitrylipkin@solectron.com